Exhibit 99

Eaton Reports First Quarter Earnings Per Share of $1.10, Up 15 Percent Over First Quarter of 2017 and at High End of Guidance Range

Sales Growth of 8 Percent in the First Quarter, with Organic Sales Growth of 6 Percent

Earnings Guidance for 2018 Raised, Resulting in 12 Percent Earnings Per Share Growth at Midpoint of Guidance, Excluding the 2017 Gain on Eaton Cummins Joint Venture and the Income Related to the New U.S. Tax Bill

DUBLIN--(BUSINESS WIRE)--May 1, 2018--Power management company Eaton Corporation plc (NYSE:ETN) today announced that earnings per share were $1.10 for the first quarter of 2018, an increase of 15 percent over the first quarter of 2017. Net income was $488 million, up 12 percent over the first quarter of 2017.

Sales in the first quarter of 2018 were $5.3 billion, up 8 percent over the same period in 2017. The sales increase consisted of 6 percent growth in organic sales and 3 percent increase from positive currency translation, partially offset by negative 1 percent from the divestiture in 2017 of our share in a small electrical JV and also the formation of the Eaton Cummins JV.

Craig Arnold, Eaton chairman and chief executive officer, said, “We had a strong first quarter, with revenues above the high end of our guidance range, and earnings per share at the high end of our guidance range. Coming into the quarter, we expected organic sales would be up 4 percent and currency translation would add 1 percent growth. Our organic sales ended up growing 6 percent, and currency translation was a positive 3 percent. The 6 percent organic growth was our highest quarterly rate of growth since the fourth quarter of 2011.

“Our segment margins in the first quarter were 15.2 percent, a record for a first quarter, and above the high end of our guidance,” said Arnold. “This represents an 80 basis point improvement over the first quarter of 2017.

“During the quarter, we established a new reporting segment - - eMobility - - to focus on growth in the vehicle and mobile equipment electrification market,” said Arnold. “Eaton is not new to this market, as we have participated in this market in the past through our Electrical Products and Vehicle businesses. Combining our efforts through the creation of a new business will allow us to generate additional synergies and accelerate growth.

“The segment financial results for Electrical Products and Vehicle have accordingly been restated for 2016 and 2017,” said Arnold. “The impact of the restatement on each segment was small.

“Operating cash flow in the first quarter was $339 million, reflecting the growth of working capital to fund our rapid sales growth,” said Arnold. “We returned substantial cash to our shareholders in the quarter, raising our quarterly dividend by 10 percent in February and repurchasing $300 million of our shares in the quarter.

“We now expect 2018 earnings per share to be between $5.10 and $5.30, up $0.10 from our prior guidance, representing at the midpoint a 12 percent increase over 2017, excluding the gain on the formation of the Eaton Cummins JV and the income arising from the new tax bill in 2017,” said Arnold. “For the second quarter of 2018, we anticipate earnings per share to be between $1.25 and $1.35.”

Business Segment Results

Sales for the Electrical Products segment were $1.7 billion, up 5 percent over the first quarter of 2017. Organic sales were up 1 percent and currency translation was positive 4 percent. Operating profits were $307 million, up 7 percent over the first quarter of 2017.

“Operating margins in the first quarter were 17.7 percent, 30 basis points over 2017 and a record for a first quarter,” said Arnold. “Orders in the first quarter were down 2 percent from the first quarter of 2017, driven by a decline in our lighting business. Excluding lighting, orders were up 2 percent with particular strength in products going into industrial applications.”

Sales for the Electrical Systems and Services segment were $1.4 billion, up 4 percent over the first quarter of 2017. Organic sales were up 2 percent, currency translation was positive 2 percent, and the sale in 2017 of our stake in a small joint venture reduced sales by 1 percent. Operating profits were $167 million, up 8 percent over the first quarter of 2017.

“Operating margins were 12.1 percent, an improvement of 50 basis points over 2017,” said Arnold. “Orders in the first quarter were up 8 percent over the first quarter of 2017, led by strong growth in the Americas. We continued to see particular strength in large industrial assemblies and in services. With the strong orders we have booked over the last nine months, we expect organic growth in the second quarter to markedly accelerate.”

Hydraulics segment sales were $710 million, up 21 percent over the first quarter of 2017. Organic sales were up 16 percent and currency translation was positive 5 percent. Operating profits in the first quarter were $90 million, an increase of 50 percent over the first quarter of 2017.

“Operating margins in the quarter were 12.7 percent, an improvement of 250 basis points over 2017,” said Arnold. “Hydraulics orders in the first quarter of 2018 were up 14 percent over the first quarter of 2017, with solid growth in all geographic regions. We saw particular strength in orders from OEMs.”

Aerospace segment sales were $458 million, up 7 percent over the first quarter of 2017. Organic sales were up 6 percent and currency translation was positive 1 percent. Operating profits in the first quarter were $89 million, up 13 percent over the first quarter of 2017.

“Operating margins in the quarter were 19.4 percent, 90 basis points over 2017,” said Arnold. “Orders in the quarter were up 1 percent compared to the first quarter of 2017. We saw particular strength in aftermarket and rotorcraft orders, with some weakness in orders for transports.”

The Vehicle segment posted sales of $893 million, up 14 percent over the first quarter of 2017. Organic sales were up 13 percent and currency translation was positive 3 percent, partially offset by a negative 2 percent as a result of the formation of the Eaton Cummins joint venture in 2017. Cummins purchased 50 percent of Eaton’s advanced automated transmission business and consolidates the revenue in their results. Operating profits in the first quarter were $132 million, up 22 percent over the first quarter of 2017.

“Operating margins in the quarter were 14.8 percent, an improvement of 110 basis points over 2017,” said Arnold. “The NAFTA Class 8 truck market has continued to strengthen, and we now forecast NAFTA Class 8 production in 2018 to be 295,000 units. We also saw strength in Brazilian truck and light vehicle markets.”

eMobility segment sales were $77 million, up 22 percent over the first quarter of 2017. Organic sales were up 19 percent and currency translation was positive 3 percent. Operating profits in the first quarter were $11 million, flat to 2017. Operating margins in the quarter were 14.3 percent.

“We’re excited by the prospects for eMobility,” said Arnold. “We’re investing heavily in this segment, and are working on a large number of opportunities as the electric vehicle market continues to accelerate.”

Eaton is a power management company with 2017 sales of $20.4 billion. We provide energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton is dedicated to improving the quality of life and the environment through the use of power management technologies and services. Eaton has approximately 96,000 employees and sells products to customers in more than 175 countries. For more information, visit Eaton.com.

Notice of conference call: Eaton’s conference call to discuss its first quarter results is available to all interested parties as a live audio webcast today at 10 a.m. United States Eastern time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on first quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning second quarter and full-year 2018 earnings per share, second quarter organic growth for the Electrical Systems and Services segment, our new eMobility segment, and 2018 NAFTA Class 8 truck production. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; natural disasters; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months ended March 31, 2018 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended March 31

(In millions except for per share data)	2018	2017
Net sales	$5,251	$4,848

Cost of products sold	3,573	3,307
Selling and administrative expense	889	876
Research and development expense	156	143
Interest expense - net	70	61
Other income - net	(2)	(6)
Income before income taxes	565	467
Income tax expense	78	33
Net income	487	434
Less net loss for noncontrolling interests	1	—
Net income attributable to Eaton ordinary shareholders	$488	$434

Net income per share attributable to Eaton ordinary shareholders
Diluted	$1.10	$0.96
Basic	1.11	0.97

Weighted-average number of ordinary shares outstanding
Diluted	441.7	451.0
Basic	438.8	448.8

Cash dividends declared per ordinary share	$0.66	$0.60

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$488	$434
Excluding acquisition integration charges (after-tax)	—	1
Adjusted earnings	$488	$435

Net income per share attributable to Eaton ordinary shareholders - diluted	$1.10	$0.96
Excluding per share impact of acquisition integration charges (after-tax)	—	—
Adjusted earnings per ordinary share	$1.10	$0.96

See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended March 31

(In millions)	2018	2017
Net sales
Electrical Products	$1,732	$1,651
Electrical Systems and Services	1,381	1,333
Hydraulics	710	587
Aerospace	458	428
Vehicle	893	786
eMobility	77	63
Total net sales	$5,251	$4,848

Segment operating profit
Electrical Products	$307	$286
Electrical Systems and Services	167	155
Hydraulics	90	60
Aerospace	89	79
Vehicle	132	108
eMobility	11	11
Total segment operating profit	796	699

Corporate
Amortization of intangible assets	(98)	(94)
Interest expense - net	(70)	(61)
Pension and other postretirement benefits expense	(2)	(11)
Other corporate expense - net	(61)	(66)
Income before income taxes	565	467
Income tax expense	78	33
Net income	487	434
Less net loss for noncontrolling interests	1	—
Net income attributable to Eaton ordinary shareholders	$488	$434

See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2018	December 31, 2017
(In millions)
Assets
Current assets
Cash	$317	$561
Short-term investments	510	534
Accounts receivable - net	4,005	3,943
Inventory	2,745	2,620
Prepaid expenses and other current assets	552	679
Total current assets	8,129	8,337

Property, plant and equipment - net	3,543	3,502

Other noncurrent assets
Goodwill	13,698	13,568
Other intangible assets	5,206	5,265
Deferred income taxes	356	253
Other assets	1,736	1,698
Total assets	$32,668	$32,623

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$185	$6
Current portion of long-term debt	847	578
Accounts payable	2,203	2,166
Accrued compensation	300	453
Other current liabilities	1,861	1,872
Total current liabilities	5,396	5,075

Noncurrent liabilities
Long-term debt	6,845	7,167
Pension liabilities	1,225	1,226
Other postretirement benefits liabilities	359	362
Deferred income taxes	557	538
Other noncurrent liabilities	985	965
Total noncurrent liabilities	9,971	10,258

Shareholders’ equity
Eaton shareholders’ equity	17,263	17,253
Noncontrolling interests	38	37
Total equity	17,301	17,290
Total liabilities and equity	$32,668	$32,623

See accompanying notes.

EATON CORPORATION plc
NOTES TO THE FIRST QUARTER 2018 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, and operating profit before acquisition integration charges for each business segment as well as corporate, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude certain transactions, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Note 2. BUSINESS SEGMENT INFORMATION

During the first quarter of 2018, Eaton re-segmented certain reportable operating segments due to a reorganization of the Company's businesses. The new reportable business segment is eMobility (which includes certain legacy Electrical Products and Vehicle product lines). For the reportable segments that were re-segmented, previously reported segment financial information has been updated for 2017.

The eMobility segment designs, manufactures, markets, and supplies electrical and electronic components and systems that improve the power management and performance of both on-road and off-road vehicles. Products include high voltage inverters, converters, fuses, onboard chargers, circuit protection units, vehicle controls, power distribution, fuel tank isolation valves, and commercial vehicle hybrid systems. The principal markets for the eMobility segment are original equipment manufacturers and aftermarket customers of passenger cars, commercial vehicles, and construction, agriculture, and mining equipment.

Note 3. CHANGES IN ACCOUNTING POLICIES

Eaton adopted Accounting Standard Update 2014-09, Revenue from Contracts with Customers, at the start of the first quarter of 2018 using the modified retrospective approach and recorded a cumulative effect adjustment to retained earnings based on the current terms and conditions for open contracts as of January 1, 2018. The adoption of the standard did not have a material impact on the Company’s Consolidated financial statements. The comparative information has not been restated and continues to be reported under the accounting standards in effect for 2017.

Eaton adopted Accounting Standards Update 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (ASU 2017-07), at the start of the first quarter of 2018. The new standard requires companies to present service costs consistent with other employee compensation costs on the income statement and separate from all other elements of pension costs. The retrospective adoption of this standard resulted in a reduction in selling and administrative expense with a corresponding decrease in Other income - net of $1 and $9 for the three months ended March 31, 2018 and 2017, respectively.

Note 4. ACQUISITION INTEGRATION CHARGES

Eaton incurs integration charges related to acquired businesses. A summary of these charges follows:

	Acquisition integration charges		Operating profit as reported		Operating profit excluding acquisition integration charges*
	Three months ended March 31
	2018	2017	2018	2017	2018	2017
Business segment
Electrical Products	$—	$1	$307	$286	$307	$287
Electrical Systems and Services	—	—	167	155	167	155
Hydraulics	—	—	90	60	90	60
Aerospace	—	—	89	79	89	79
Vehicle	—	—	132	108	132	108
eMobility	—	—	11	11	11	11
Total business segments	—	1	$796	$699	$796	$700
Corporate	—	—
Total acquisition integration charges before income taxes	—	1
Income taxes	—	—
Total after income taxes	$—	$1
Per ordinary share - diluted	$—	$—

*Operating profit excluding acquisition integration charges is used to calculate operating margin where that term is used in this release.

Business segment acquisition integration charges in 2017 related to the integration of Ephesus Lighting, Inc. (Ephesus), which was acquired in 2015. The charges associated with Ephesus were included in Selling and administrative expense. In Business Segment Information, the charges reduced Operating profit of the related business segment.

CONTACT:
Eaton Corporation plc
Scott R. Schroeder, Media Relations, +1 440-523-5150
scottrschroeder@eaton.com
or
Don Bullock, Investor Relations, +1 440-523-5127